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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
FEBRUARY 19, 2002

 CONTACTS:
Investors                                           Media
Jay Gould             (614) 480-4060                Jeri Grier    (614) 480-5413
Laurie Counsel        (614) 480-3878
Cheri Gray            (614) 480-3803


              HUNTINGTON BANCSHARES ANNOUNCES NEW SHARE REPURCHASE
                   AUTHORIZATION FOR UP TO 22 MILLION SHARES



         COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today announced that the board of directors has authorized a new share repurchase program for up to 22 million shares. This represents 9% of the 251.2 million shares outstanding on December 31, 2001, and $400 million worth of stock based on the closing price of $18.18 on February 15, 2002. Purchases will be made from time-to-time in the open market or through privately negotiated transactions depending upon market conditions.

         "This authorization represents a key step in our plan announced last July to enhance shareholder value by using part of the capital generated from the sale of our Florida operations to initiate a significant share repurchase program," said Thomas Hoaglin, chairman, president and chief executive officer. "It is our objective to complete this repurchase program over the next twelve months."

         An earlier share repurchase authorization, with 15.3 million shares remaining, has been cancelled and replaced by this new program.


ABOUT HUNTINGTON

         Huntington Bancshares Incorporated is a $26 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 136 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its



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technologically advanced, 24-hour telephone bank; and through its network of more than 900 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

FORWARD-LOOKING STATEMENT

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

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